Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150655

PROSPECTUS SUPPLEMENT

(to prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012, June 4, 2012, June 5, 2012, June 15, 2012, June 15, 2012, July 17, 2012, July 23, 2012, July 26, 2012, August 6, 2012, August 8, 2012, August 20, 2012 and September 20, 2012)

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$775,000,000 10 3/8%/11 1/8% Senior Toggle Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated September 12, 2011 and the prospectus supplements dated October 6, 2011, October 14, 2011, December 9, 2011, December 19, 2011, January 10, 2012, January 13, 2012, March 28, 2012, April 6, 2012, April 11, 2012, April 13, 2012, June 1, 2012, June 4, 2012, June 5, 2012, June 15, 2012, June 15, 2012, July 17, 2012, July 23, 2012, July 26, 2012, August 6, 2012, August 8, 2012, August 20, 2012 and September 20, 2012.

See the “Risk Factors” section beginning on page 5 of the prospectus and the “Risk Factors” section in our Annual Report on Form 10-K filed with the SEC on August 20, 2012, for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is October 1, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2012, LVB Acquisition, Inc. and its wholly-owned subsidiary Biomet, Inc. (collectively, the “Company”) appointed J. Pat Richardson Vice President and Corporate Controller and designated Mr. Richardson as the Company’s principal accounting officer. Mr. Richardson, age 52, has been Vice President – Finance, World Wide Orthopedics Group since July 2011 and has previously held the positions of Vice President – Finance, Financial Planning & Analysis from June 2007 to July 2011 and Vice President – Interim Chief Financial Officer and Treasurer from March 2007 to June 2007. Mr. Richardson has 18 years of financial officer/controller experience and seven years of public accounting and auditing experience. Prior to joining Biomet in March 2007, Mr. Richardson served in financial leadership positions within various Johnson & Johnson business units (Cordis: Vice President, Finance – Cardiology from August 2006 to March 2007 and Group Controller – Cardiology from April 2004 to August 2006; DePuy Orthopaedics: Vice President, Finance – Orthopaedics from June 1997 to April 2004) and held various positions at Ball-Foster Glass Container Co. and was an audit manager at Price Waterhouse.

Mr. Richardson’s annual salary will be $289,750 and he will participate in Biomet, Inc.’s annual bonus plan, with a target bonus of 60% of base salary and payout dependent upon achievement of a combination of individual and Company performance objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012

LVB ACQUISITION, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

BIOMET, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer